EXHIBIT 99.1

Spirit Airlines Reports February 2013 Traffic

Miramar, Florida (March 13, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for February 2013.
Traffic (revenue passenger miles) in February 2013 increased 18.1 percent versus February 2012 on a capacity (available seat miles) increase of 20.8 percent. Load factor for February 2013 was 83.2 percent, a decrease of 2.0 points as compared to February 2012. “We believe the strength in demand we are experiencing in March will fully offset the load factor decline experienced in February, which was primarily driven by Northeast schools canceling their winter break,” said Ben Baldanza, Spirit's President and Chief Executive Officer.
Spirit's preliminary completion factor for February 2013 was 98.7 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended February 28, 2013 and February 29, 2012.

	February 2013	February 2012	Change
Revenue passenger miles (RPMs) (000)	804,985	681,489	18.1%
Available seat miles (ASMs) (000)	966,986	800,231	20.8%
Load Factor	83.2%	85.2%	(2.0) pts
Passenger flight segments	839,031	733,695	14.4%
Average stage length (miles)	938	910	3.1%
Total departures	6,436	5,582	15.3%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	1,673,314	1,364,562	22.6%
Available seat miles (ASMs) (000)	2,002,500	1,623,286	23.4%
Load Factor	83.6%	84.1%	(0.5) pts
Passenger flight segments	1,729,590	1,463,183	18.2%
Average stage length (miles)	945	910	3.8%
Total departures	13,232	11,356	16.5%

Guidance

First quarter 2013 estimated average economic fuel cost per gallon (1)	$3.32

First quarter 2013 estimated fuel gallons (thousands)	38,472

Footnotes

(1)
Excludes unrealized mark-to-market (gains) and losses which are comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market (gains) or losses in the first quarter 2013, but is not yet able to estimate the amount.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the first quarter 2013, including expectations regarding fuel price and volume. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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